UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2026

Navient Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-36228	46-4054283
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13865 Sunrise Valley Drive, Herndon, Virginia	20171
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 283-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.01 per share	NAVI	The Nasdaq Global Select Market
6% Senior Notes due December 15, 2043	JSM	The Nasdaq Global Select Market
Preferred Stock Purchase Rights	None	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.05	Material Cybersecurity Incidents

On June 8, 2026, the Company became aware of a cybersecurity incident involving a third‑party law firm (the “Firm”) that provides services to the Company. The incident involved a ransomware attack affecting certain of the Firm’s information systems.

The Company was informed by the Firm that an unauthorized actor accessed certain Company-related data maintained by the Firm as a result of the Firm’s provision of legal services to the Company. Such data includes borrower information such as customer names, date of birth, addresses and Social Security numbers. The Company promptly initiated an investigation, with the assistance of external cybersecurity experts, and is conducting notifications to affected individuals and regulators as required by applicable federal and state laws. Law enforcement has also been notified.

The incident was limited to the Firm’s environment; the Company has not identified any evidence of unauthorized access to its own systems and has not experienced any disruption to its operations or customer services as a result of the incident. Notwithstanding the foregoing, the Company determined the incident to be material on June 29, 2026 in light of the volume and sensitivity of the information involved.

As of the date of this report, the Company does not believe the incident has had, or is reasonably likely to have, a material impact on its financial condition or results of operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIENT CORPORATION

	By:	/s/ Matthew Sheldon
	Name:	Matthew Sheldon
	Title:	Senior Vice President & General Counsel

Date: July 2, 2026